Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 No. 333-177912, 333-176772, 333-176292 and 333-175478) of Quantum Fuel Systems Technologies Worldwide, Inc.

(2)	Registration Statements (Form S-8 No. 333-96923, 333-106975, 333-118705, 333-126415, 333-137258 and 333-152125) pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries

of our report dated July 1, 2011, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries included in this Transition Report (Form 10-K) for the eight month period ended December 31, 2011.

/s/ Ernst & Young LLP

Orange County, California

March 28, 2011